Exhibit 99.1

[DIGITAS LOGO APPEARS HERE]

Contact:	Nina Kondo (617) 867 1125 nkondo@digitas.com

DIGITAS ANNOUNCES $20 MILLION STOCK REPURCHASE PROGRAM

Boston, November 20, 2003 – The Board of Directors of Digitas Inc. (Nasdaq: DTAS) has approved a $20 million Stock Repurchase Program under which the company is authorized to acquire shares of its Common Stock in the open market or in private transactions commencing on December 13, 2003, and expiring on June 30, 2005. The company’s current Stock Repurchase Program expires on December 12, 2003.

David Kenny, Chairman and Chief Executive Officer of Digitas, said, “Digitas is well positioned to benefit from the economic recovery and the trend toward more direct forms of marketing. This gives us confidence in our ability to generate cash, and we want to maintain the flexibility to reinvest in the company.”

Under the Stock Repurchase Program, shares may be repurchased from time to time at management’s discretion, in such amounts as market conditions warrant and subject to regulatory considerations.

About Digitas

Digitas is recognized as the leading relationship marketing services firm. Our unique combination of strategy consulting, technology consulting, and marketing agency services helps many of the world’s leading companies attract, retain, and grow the most profitable customer relationships in their industries.

In business for 23 years, we are proud to have long-term relationships with such clients as Allstate, American Express, AT&T, Delta Air Lines, and General Motors. Digitas employs approximately 1,100 people and has offices in Boston, Chicago, London, New York, and San Francisco.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding management’s expectations. These and all other forward-looking statements in this press release are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected or implied in such forward-looking statements. A list and description of some of the risks and uncertainties potentially impacting the company’s business and future performance can be found in the company’s filings with the Securities Exchange Commission. The company expressly disclaims any current intention or obligation to update any other forward-looking statement contained in this press release.